EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AAR CORP.:

We consent to the use of our reports dated July 12, 2017, with respect to the consolidated balance sheets of AAR CORP. and subsidiaries (the Company) as of May 31, 2017 and 2016, and the related consolidated statements of income, changes in equity, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended May 31, 2017, and the effectiveness of internal control over financial reporting as of May 31, 2017, incorporated herein by reference.

(signed) KPMG LLP

Chicago, Illinois
July 20, 2017